Consent of Author

Ronald G. Simpson, P.Geo.
1975 Stephens Street
Vancouver, British Columbia
Canada
V6K 4M7

U.S. Securities and Exchange Commission

I, Ronald G. Simpson, P.Geo., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the Form 20F of Hard Creek Nickel Corporation contains any misrepresentation of the information contained in the “Technical Report and Mineral Resource Estimate, Turnagain Nickel Project” dated March 29, 2007.

I do hereby consent to the filing with the regulatory authorities.

I consent to being an expert in the 2009 Form 20F.

Dated this 22nd day of June, 2010.